EXECUTION COPY

PERSONAL AND CONFIDENTIAL

November 25, 2003

Cerberus Capital Management, L.P.
299 Park Avenue
NY, NY 10171

Attention: Dev Kapadia

Ladies and Gentlemen:

        In connection with your consideration of a possible transaction with Guilford Mills, Inc. (the "Company"), you have requested information concerning the Company and such transaction. As a condition to your being furnished such information, you agree, except as otherwise permitted by this letter, to treat any information concerning the Company and such transaction (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession or the possession of your affiliates, members, managers, partners, directors, officers, employees, attorneys, financial advisors and potential debt financing sources (herein collectively referred to as "Representatives") prior to receiving such information from the Company, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter, or (iii) becomes available to you from a source other than the Company or its advisors, provided that such source is not known by you after reasonable inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) information developed independently by you or your Representatives without use of the Evaluation Material.

        You hereby agree, except as otherwise permitted by this letter, that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing. Without limiting any other provision of this letter, you shall be responsible for any and all breaches of this letter by your Representatives.

        You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, (a) disclose to any person that the Company has made the Evaluation Material available to you, that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions, or other facts with respect to any such possible transaction, including the status thereof; or (b) make any contact of any nature regarding the possible transaction described in the Confidential Memorandum to be furnished to you (including inquiries or requests concerning Evaluation Material) with any employee (except as directed by the

Company or Goldman Sachs), supplier, customer, labor union, landlord, lessor, bank or other lender of or to the Company or any of its affiliates. A list of all banks and lenders who have relationships with the Company is attached hereto as Exhibit A.

        If you or anyone to whom you disclose Evaluation Material become obligated under any applicable law, rule or regulation or a subpoena, court order, similar judicial process, regulatory agency or stock exchange rule to disclose any of the Evaluation Material or any information described in clause (a) of the foregoing paragraph, you shall, if possible, promptly provide the Company with notice thereof (including the circumstances relating to such obligation and the information sought to be disclosed, and provided that any oral notice shall be provided to the Company's General Counsel) so as to permit the Company to (at its sole discretion, cost and expense) seek a protective order or other appropriate remedy and you shall, and shall cause your Representatives to, reasonably cooperate with the Company in the Company's efforts in connection therewith. If you or anyone to whom you disclose Evaluation Material become compelled by such applicable law, rule or regulation or a subpoena, court order, similar judicial process, regulatory agency or stock exchange rule to disclose any of the Evaluation Material, you and such person shall be permitted under this letter to disclose only that portion of the Evaluation Material that you are advised by your legal counsel that you and such person are legally required to disclose, and you and such person shall use good faith efforts to obtain reliable assurances that the Evaluation Material will be accorded confidential treatment.

        In consideration of your receiving the Evaluation Material, you hereby agree that for a period of one year from the date hereof neither you nor any of your affiliates will solicit to employ or hire any of the officers or employees of the Company, who is currently, or at any time during such one year period becomes, employed by the Company, without obtaining the prior written consent of the Company, except that (i) you shall not be precluded from hiring such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such officer, director, or employee, provided such hiring is consistent with such employee's contractual obligations to the Company, and (ii) you shall not be precluded from hiring any such employee who responds to a general advertisement in a publication of general circulation not directed at the officers or employees of the Company or its subsidiaries.

        You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of eighteen months from the date of this letter, neither you nor any of your affiliates shall, unless specifically invited in writing by the Company, directly or indirectly, in any manner:

  (a)
  acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of the Company or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company;

  (b)
  make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Company;

  (c)
  form, join or any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

  (d)
  acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its affiliates, except for such assets as are then being offered for sale by the Company or any of its affiliates;

  (e)
  arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company or any of its affiliates;

  (f)
  otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company; or

  (g)
  take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (g) of this paragraph, or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under such clauses (a) through (g) of this paragraph.

        The foregoing paragraph shall not prohibit any affiliate of Cerberus Capital Management, L.P. from (a) engaging in ordinary brokerage, investment, money management and other business activities with respect to, or involving the acquisition of, the securities of the Company in compliance with applicable U.S. securities laws (including, without limitation, transactions involving investment portfolios of pension and mutual funds, and insurance and investment companies that are affiliates) or (b) providing debt financing to a third party for the purchase of any voting securities or assets of the Company, so long as such third party is acting in accordance with and not in breach of a non-disclosure agreement signed by such third party and the Company (or Goldman, Sachs & Co. on behalf of the Company); provided, in the case of (a) or (b), that (x) the individuals working on such activities or transactions are not informed as to the matters that are the subject of this letter (other than the existence of the letter) and are not in receipt of any Evaluation Material, and (y) neither you nor your Representatives shall (i) discuss with, or provide advice to, any of the foregoing persons, firms or entities concerning any matter relating to the Company or its securities or any current or proposed investment in, or transaction with the Company, or (ii) influence or direct (or attempt to influence or direct) the actions of any of the foregoing persons, firms or entities with respect to the Company or its securities or any current or proposed investment in, or transaction with, the Company.

        Notwithstanding any provision of this letter to the contrary, this letter shall not limit, restrict or impair the ability of you, your Representatives or your affiliates to engage in transactions solely with respect to bank debt of the Company so long as such transactions do not involve any of the actions restricted or prohibited in clause (f) above or violate applicable United States securities laws. The preceding sentence shall not be interpreted to permit transactions in voting securities or assets of the Company in violation of clauses (a) through (g) above in connection with any such transaction in bank debt of the Company.

        Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material, except as may otherwise be provided in the definitive agreement with respect to a possible transaction. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material, except as may otherwise be provided in the definitive agreement with respect to a possible transaction.

        Upon the written request of the Company after negotiations have terminated, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise); provided, however, that you may retain one copy of the Evaluation Material and such other written material for your legal files for compliance purposes only subject to your obligations set forth in this letter. Upon the written request of the Company after negotiations have terminated, all documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed; provided, however, that you may retain one copy of such writings for your legal files for compliance purposes only subject to your obligations set forth in this letter. Notwithstanding the redelivery or destruction of Evaluation Material pursuant to this paragraph, you shall continue to be subject to your covenants under this letter in accordance with the terms hereof.

        You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. You further understand and agree that (a) the Company (i) may terminate your access to the Evaluation Material at any time, (ii) shall be free to conduct the process for a transaction involving the Company as it in its sole discretion shall determine (including changing or terminating such process, providing any information to any other person, negotiating with any other person or entering into a definitive agreement with any other person with respect to any transaction, in each case, at any time and without notice to you or any other person) and (iii) shall be free at its sole discretion to at any time accept or reject any proposal relating to the Company for any reason without notice to you or any other person, and (b) you shall have no claim against the Company, or its affiliates or its or their respective directors, officers, employees or representatives in connection with any of the foregoing.

        Notwithstanding anything herein to the contrary, each of the parties hereto (and each employee, representative or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the potential transactions described in this letter and all materials of any kind (including opinions or other tax analyses) provided to such party relating to such tax treatment and tax structure. The preceding sentence is intended to cause any transaction referred to in the first paragraph of this letter not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each of the parties hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of any such transaction or any tax matter or tax idea related to any such transaction. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions of this letter (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties, their respective affiliates, and their respective affiliates' directors and employees to comply with applicable securities laws. For this purpose, "tax structure" means any facts relevant to the U.S. federal income tax treatment of the potential transaction but does not include the identity of the parties to this letter or their respective affiliates.

        You acknowledge that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter, you agree that the Company shall be entitled to seek enforcement of this letter by injunctive relief or specific performance, without proof of actual damages or any requirement to post a bond, in addition to any and all other remedies available to the Company.

        This letter and the parties' obligations hereunder shall terminate and be of no further force or effect on the date which is the earlier of (a) two years from the date hereof and (b) the date on which the parties consummate a potential transaction pursuant to the terms of a definitive agreement.

        No failure or delay by the Company in exercising any right, power or privilege under this letter shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The Company reserves the right to assign its rights, powers, and privileges under this letter to any person. You may not assign this letter or any part thereof (by operation of law or otherwise) without the prior written consent of the Company, and any purported assignment without such consent shall be null and void. This letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof. This letter may not be amended or modified in any respect except by a written instrument signed by all of the parties hereto. This letter may be executed in counterparts and by facsimile signatures.

        In the event that any term or provision of this letter is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining terms and provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Company's intention with respect to such invalid or unenforceable term or provision.

        This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,
GUILFORD MILLS, INC
By	/s/ GOLDMAN, SACHS & CO. Goldman, Sachs & Co. on behalf of Guilford Mills, Inc.
Confirmed and Agreed to:
Cerberus Capital Management, L.P.
By:	/s/ DEV KAPADIA Name: Dev Kapadia Title: Managing Director
Date:

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